UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2012

CENVEO, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-12551	84-1250533
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Canterbury Green, 201 Broad Street, Stamford, CT	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (203) 595−3000

Not Applicable
Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ]	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ]	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 14, 2012, Cenveo Corporation (the “Company”), a wholly-owned subsidiary of Cenveo, Inc. (“Cenveo”), entered into an agreement (the “Credit Agreement Supplement”) with Cenveo, Bank of America, N.A., as administrative agent, and Bank of America, N.A., as incremental term loan lender, that provides for $15 million aggregate principal amount of an additional term loan (the “Additional Term Loan”) under its senior secured credit agreement (the “Credit Agreement”).  The terms of the Additional Term Loan are identical to the terms of the other existing term loans under the Credit Agreement.

Simultaneously, the Company entered into an amendment (“Amendment No. 4”) to the Credit Agreement with Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and a syndicate of lenders.  Amendment No. 4 allows the Company to incur up to $50 million of indebtedness under a new unsecured term loan to be prepaid on substantially similar terms as the Company’s 7⅞% Senior Subordinated Notes due 2013 (the “7.875% Notes”), subject to maintaining certain liquidity thresholds and other customary conditions.  Amendment No. 4 modifies the financial covenants, including (i) increasing the maximum consolidated first lien leverage ratio covenant to 2.65x with a step-down to 2.40x in the first quarter of 2014 and to 2.25x in the first quarter of 2015, (ii) delaying a step down in the maximum consolidated leverage ratio from 6.50x to 6.25x until the fourth quarter of 2013 and from 6.25x to 6.0x until the third quarter of 2014, and (iii) delaying a step-up in the minimum consolidated interest coverage ratio from 1.60x to 1.75x until the first quarter of 2014. Amendment No. 4 also increases the interest rate margins under the Credit Agreement by 0.375% and changes the frequency of the excess cash flow mandatory prepayments from annually to quarterly.  Proceeds from the Additional Term Loan and the new unsecured term loan will be used to fully retire the 7.875% Notes.

The foregoing summary descriptions of the Credit Agreement Supplement and Amendment No. 4 and the transactions contemplated thereby are not intended to be complete and are qualified in their entirety by the complete text of the Credit Agreement Supplement and Amendment No. 4 attached as Exhibit 10.1 and 10.2, respectively, to this report.

On December 17, 2012, Cenveo issued a press release relating to the foregoing.  A copy of the press release is attached as Exhibit 99.1 to this report and incorporated by reference herein.

Item 8.01.	Other Events

On December 17, 2012, Cenveo announced that the Company had initiated a mandatory and irrevocable redemption all of the outstanding 7.875% Notes , which were issued pursuant to an Indenture dated as of February 4, 2004 (as supplemented and/or amended to date, the “Indenture”) between the Company, the guarantors named therein, and U.S. Bank National Association, as Trustee.

Pursuant to the terms of the Indenture, the 7.875% Notes will be redeemed on January 22, 2013 (the “Redemption Date”) at a redemption price of 100.000% of the unpaid principal amount of the 7.875% Notes, together with any accrued and unpaid interest thereon up to the Redemption Date (the “Redemption Price”).  On the Redemption Date, the 7.875% Notes called for redemption become irrevocably due and payable at the Redemption Price.  Unless the Company defaults in the payment of the Redemption Price, interest on the 7.875% Notes will cease to accrue on and after the Redemption Date.

Copies of the notice of redemption can be obtained from U.S. Bank National Association by calling (800) 934-6802.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Credit Agreement Supplement dated December 14, 2012
10.2	Amendment No. 4 to Credit Agreement dated December 14, 2012
99.1	Press Release of Cenveo, Inc. dated December 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 19, 2012

CENVEO, INC.

By:	/s/ Scott J. Goodwin
Scott J. Goodwin
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Credit Agreement Supplement dated December 14, 2012
10.2	Amendment No. 4 to Credit Agreement dated December 14, 2012
99.1	Press Release of Cenveo, Inc. dated December 17, 2012